UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: May 28, 2010

GTX CORP
(Exact name of registrant as specified in its charter)

Nevada	000-53046	98-0493446
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

117 W. 9th Street, #1214 Los Angeles, California		90015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(213) 489-3019

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01                      OTHER EVENTS

GTX Corp (the “Company”) has previously disclosed that in October 2009 the Company’s subsidiary entered into an exclusive product test agreement with Midnite Air Corp (d/b/a MNX) to develop an industry first, proprietary GPS enabled transport container.  MNX is a worldwide provider of specialty critical and security sensitive global transportation and logistics services.  The Company also previously announced that upon the final completion of the platform test, the parties expected to enter into a license to use the Company’s GPS location tracking devices in this market throughout the world.

MNX has successfully concluded the product tests and as a result, on May 28th 2010 MNX has agreed to pay the licensing fee and entered into a three-year exclusive world-wide license agreement with the Company.  Under the license agreement, the Company granted MNX a license to use the Company’s viewing portal, connectivity gateway, SMS gateway and other related platform tracking technology in the category defined as “all freight/cargo, including during the course of the transportation thereof throughout the territory.”  In order to maintain the exclusivity of the license, MNX is required to purchase and activate 15,000 GPS tracking devices from the Company at a forecasted rate of 5,000 during each of the three years of the license agreement.  The first shipment of GPS tracking devices is scheduled for delivery in August 2010.  For each of the 15,000 devices, MNX is required to, within 90 days from receipt of each shipment, activate and subscribe to one of the Company’s monthly subscription packages for access to the necessary cellular network, data storage, viewing portal, connectivity gateway, SMS gateway and other related platform tracking technology. After the three year term, MNX may extend the exclusive license for as long as MNX maintains continual monthly service on at least 15,000 GPS devices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTX CORP

June 2, 2010	By:	/s/ Patrick E. Bertagna
Name: Patrick E. Bertagna
Title: Chief Executive Officer